AVATAR JCH

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS 2007 RESULTS

Coral Gables, FL — March 17, 2008 — Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income for 2007 of $21,383,000 ($2.22 per share, diluted) on revenues of $291,416,000, compared with net income for 2006 of $174,726,000 ($16.59 per share, diluted) on revenues of $835,079,000.

During the year ended December 31, 2007, we closed on 780 homes, a 63.2% decrease from the 2,122 homes closed during the year ended December 31, 2006. Dollar volume decreased by 64.6% to $235,929,000 compared to $666,578,000 for the year ended December 31, 2006.

The number of housing contracts signed, net of cancellations, for the year ended December 31, 2007 declined by 37.6% to 378, compared to 606 for the year ended December 31, 2006. The dollar volume of contracts signed declined by 58.5% compared to the year ended December 31, 2006, to $91,767,000, compared to $221,207,000.

The number of units in backlog was 147 at December 31, 2007, compared to 549 at December 31, 2006. The aggregate dollar volume of our backlog at December 31, 2007 was $45,131,000 compared to $189,292,000 at December 31, 2006.

Our sales results continue to reflect the weak market for new single-family and multi-family residences in our markets. We continue to experience a high level of cancellations of sales contracts for homes. We do not anticipate a meaningful improvement in our markets in the near term. Our focus remains on managing Avatar and its assets for the long-term benefit of our shareholders, including the identification and monetization of commercial and industrial land. We have a very experienced senior management team that has worked through previous downturns in the real estate cycle. Our management and our Board of Directors are very focused on utilizing our strong balance sheet to capitalize on opportunities that we identify during this downturn.

Pre-tax income for the year ended December 31, 2007 was $34,680,000, including pre-tax income of $21,870,000 on revenues of $27,476,000 from commercial, industrial and other land sales, of which $19,939,000 on revenues of $23,577,000 was from commercial and industrial land sales. Pre-tax income for the year ended December 31, 2006 was $258,752,000, including pre-tax income of $108,305,000 on revenues of $133,466,000 from commercial, industrial and other land sales, of which $39,927,000 on revenues of $44,110,000 was from commercial and industrial land sales. Other land sales included pre-tax income of $62,800,000 on revenues of $75,122,000 on the December 2006 sale of our approximate 4,400-acre property of Ocala Springs to The Nature Conservancy.

Avatar’s assets at December 31, 2007 totaled $706,541,000, of which $192,258,000 was cash, compared to $751,072,000 at December 31, 2006, of which $203,760,000 was cash. Stockholders’ equity at December 31, 2007 was $527,703,000, compared to $505,356,000 at December 31, 2006.

At December 31, 2007, there were 8,525,412 shares of Avatar Common Stock outstanding with a book value of $61.90 per share.

* * * * * * *

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, TerraLargo in Lakeland, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market LLC under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: international, national and local market conditions and events such as the oversupply of existing homes caused by the number of investor and speculator resale homes for sale in our communities and in the geographic areas in which we develop and sell homes; tightening of the credit market and the reduced availability and more stringent financing requirements of residential mortgage financing in general and sub prime financing in particular; interest rates; mortgage rates; employment levels; income levels; consumer confidence; the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and in-migration into the areas in which we conduct real estate activities; the level of competition in geographic areas in which we do business; Avatar’s access to financing; geopolitical risks, changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Active adult homes are intended for occupancy by at least one person 55 years or older.

# # #

AVATAR HOLDINGS INC. AND SUBSIDIARIES
Selected financial data for the years ended December 31, 2007 and 2006
(Dollars in thousands except per share data)

	2007	2006
Revenues	$291,416	$835,079
Income from continuing operations	$34,680	$258,752
before income taxes
Income tax expense	$(13,297)	$(84,026)
Net income	$21,383	$174,726
Basic EPS	$2.57	$21.33
Diluted EPS	$2.22	$16.59
Total assets	$706,541	$751,072
Cash and cash equivalents	$192,258	$203,760
Total Stockholders’ equity	$527,703	$505,356
Stockholders’ equity per share	$61.90	$61.68